Exhibit 3.1

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: Ecosciences, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 has been amended to increase the authorized common stock of the Corporation to One Billion Nine Hundred and Fifty Million (1,950,000,000) shares, par value $0.001 per share. There is no change to the par value of the Common Stock or the authorized number or par value of the Preferred Stock.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 80%

4. Effective date and time of filing: March 13, 2017

Signature: (required)

/s/ Joel Falitz
Signature of Officer